                                                                     EXHIBIT 2.3

                                                                [Execution Copy]



                         AGREEMENT AND PLAN OF MERGER


                                     AMONG

                           TITAN EXPLORATION, INC.,

                       TITAN BAYOU BENGAL HOLDINGS, INC.

                                      AND

                         CARROLLTON RESOURCES, L.L.C.


                               NOVEMBER 4, 1997

                               TABLE OF CONTENTS

ARTICLE I
    THE MERGER.....................................................   1
    1.1    The Merger..............................................   1
    1.2    Closing Date............................................   2
    1.3    Consummation of the Merger..............................   2
    1.4    Effects of the Merger...................................   2
    1.5    Articles of Organization; Operating Agreement...........   2
    1.6    Managers and Officers...................................   2
    1.7    Conversion of Securities................................   2
    1.8    Exchange; Fractional Shares.............................   3
    1.9    Taking of Necessary Action; Further Action..............   3
    1.10   Adjustment..............................................   4

ARTICLE II

    REPRESENTATIONS AND WARRANTIES.................................   4
    2.1    Representations and Warranties of Carrollton............   4
          (a) Organization and Qualification of Carrollton.........   4
          (b) Organization and Qualification of the Subsidiary.....   4
          (c) Capitalization.......................................   5
          (d) Authorization and Validity of Agreement..............   5
          (e) No Approvals or Notices Required; No Conflict........   6
          (f) Financial Statements.................................   6
          (g) Conduct of Business in the Ordinary Course;
              Absence of Certain Changes and Events................   7
          (h) Litigation...........................................   7
          (i) Compliance with Laws and Permits.....................   7
          (j) Employees; Employee Benefit Plans....................   7
          (k) Severance Payments...................................   8
          (l) Taxes................................................   8
          (m) Books and Records....................................   9
          (n) Voting Requirements..................................   9
          (o) Environmental Matters................................   9
          (p) Insurance............................................  10
          (q) Title to Oil and Gas Interests.......................  11
          (r) Oil and Gas Operations...............................  11
          (s) Hydrocarbon Sales and Purchase Agreements............  11
          (t) Intellectual Property................................  11

          (u) Financial and Commodity Hedging......................  12
          (v) Maintenance of Machinery.............................  12
          (w) Gas Imbalances; Calls on Production; Prepayments.....  12
          (x) Royalties............................................  12
          (y) Payout Balances......................................  12
          (z) Plugging and Abandonment Liabilities.................  12
          (aa)1997 Exploration Activities..........................  13
          (bb) Disclosure..........................................  13
          (cc) Brokerage Fees......................................  13
          (dd) Affiliated Transactions.............................  13
          (ee) Accredited Investors................................  13

  2.2    Representations and Warranties of Titan and Sub...........  13
         (a)  Organization and Compliance with Law.................  13
         (b)  Capitalization.......................................  14
         (c)  Authorization and Validity of Agreement..............  15
         (d) No Approvals or Notices Required; No Conflict with Instruments to which Titan or any of the
               Titan Subsidiaries is a Party.......................  15
         (e) Commission Filings; Financial Statements..............  15
         (f) Litigation............................................  16
         (g) Interim Operations of Sub.............................  16
         (h) Disclosure............................................  16
         (i) Brokerage Fees........................................  17

ARTICLE III

        COVENANTS OF CARROLLTON PRIOR TO THE EFFECTIVE TIME........  17
        3.1    Conduct of Business by Carrollton Pending the Merger  17
        3.2    Vote of Members of Carrollton.......................  19
        3.3    No Solicitation.....................................  19
        3.4    Affiliates' Agreements..............................  19
        3.5    Access to Information; Confidentiality..............  20

ARTICLE IV

        COVENANTS OF TITAN PRIOR TO THE EFFECTIVE TIME.............  20
        4.1  Conduct of Business by Titan Pending the Merger.......  20
        4.2  Registration Statement................................  20
        4.3  Reservation of Titan Stock............................  21

ARTICLE V

        ADDITIONAL AGREEMENTS......................................  21
        5.1   Filings; Consents; Reasonable Efforts................  21
        5.2   Notification of Certain Matters......................  21
        5.3   Agreement to Defend..................................  21
        5.4   Expenses.............................................  22
        5.5   Indemnification......................................  22
        5.6   Carrollton Employees.................................  22
        5.7   Tax Treatment........................................  22
        5.8   HSR Act Notification.................................  22
        5.9   Public Announcements.................................  23
        5.10  Indemnification of Brokerage.........................  23

ARTICLE VI

       CONDITIONS.................................................. 23
        6.1  Conditions to Obligation of Each Party to
             Effect the Merger..................................... 23
        6.2  Additional Conditions to Obligations of Titan......... 24
        6.3  Additional Conditions to Obligations of Carrollton.... 25

ARTICLE VII

        MISCELLANEOUS..............................................  25
        7.1   Termination..........................................  25
        7.2   Effect of Termination................................  26
        7.3   Waiver and Amendment.................................  27
        7.4   Nonsurvival of Representations, Warranties and
               Agreements..........................................  27
        7.5   Assignment...........................................  27
        7.6   Notices..............................................  27
        7.7   Governing Law........................................  28
        7.8   Severability.........................................  28
        7.9   Counterparts.........................................  28
        7.10  Headings.............................................  28
        7.11  Entire Agreement; Third Party Beneficiaries..........  28
        7.12  Disclosure Letters...................................  28

ARTICLE VIII

        DEFINITIONS................................................  29
        8.1   Certain Defined......................................  29
        8.2  Certain Additional Defined Terms......................  31

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger, dated as of the 4th day of November, 1997 (the "Agreement"), is among Titan Exploration, Inc., a Delaware corporation ("Titan"), Titan Bayou Bengal Holdings, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of Titan ("Sub"), and Carrollton Resources, L.L.C., a Louisiana limited liability company ("Carrollton").

     WHEREAS, the respective Boards of Directors of Titan and Sub, and the Managers of Carrollton, have determined that the acquisition by Titan of Carrollton is desirable and in the best interests of the stockholders and members of the respective companies;

     WHEREAS, the respective Boards of Directors of Titan and Sub, and the Managers of Carrollton, have approved the acquisition of Carrollton by Titan pursuant to the terms of this Agreement;

     WHEREAS, the respective Boards of Directors of Titan and Sub, the Managers of Carrollton, have approved the merger of Sub with and into Carrollton (the "Merger"), whereby the Class A, Class B and Class C membership units of Carrollton (collectively, the "Membership Units") will be converted into shares of common stock, par value $.01 per share, of Titan ("Titan Common Stock"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the parties intend that this Agreement, as it relates to the Merger, shall constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-3; and

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Titan, Sub and Carrollton hereby agree as follows:


                                   ARTICLE I

                                  THE MERGER

      1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Louisiana Limited Liability Company Act (the "LLLC") and the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3) Sub shall be merged with and into Carrollton. As a result of the Merger, the separate corporate existence of Sub shall cease and Carrollton shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Entity").

      1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Phelps Dunbar, L.L.P., Texaco Center, 400 Poydras Street, New Orleans, Louisiana, as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI or at such other time and place and on such other date as Titan and Carrollton shall agree; provided, that the closing conditions set forth in
Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date".

      1.3 Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with each of the Secretary of State of Louisiana and the Secretary of State of Delaware a certificate of merger in such forms as required by, and executed in accordance with, the relevant provisions of the LLLC and the DGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the certificates of merger are duly filed with the Secretary of State of Louisiana and the Secretary of State of Delaware or at such later time (not to exceed 90 days from the date the certificates are filed) as is specified in the certificates of merger pursuant to the mutual agreement of Titan, Sub and Carrollton.

      1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the LLLC and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of Carrollton and Sub shall vest in the Surviving Entity, without any transfer or assignment having occurred, and all debts, liabilities and duties of Carrollton and Sub shall attach to the Surviving Entity, all in accordance with the LLLC and the DGCL.

      1.5 Articles of Organization; Operating Agreement.

          (a) The Articles of Organization of Carrollton, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Entity and thereafter shall continue to be its Articles of Organization until amended as provided therein and under the LLLC.

          (b) The Operating Agreement of Carrollton, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity and thereafter shall continue to be its operating agreement until amended as provided therein and under the LLLC; provided that at the Effective Time, such operating agreement shall be deemed to be amended to eliminate separate classes of Membership Units.

      1.6 Managers and Officers. The directors of Sub immediately prior to the Effective Time shall become the managers of the Surviving Entity at and after the Effective Time, each to hold office in accordance with the Articles of Organization and Operating Agreement of the Surviving Entity, and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity at and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

      1.7 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time (regardless of whether such Membership Units are Class A, Class B or Class C Membership Units), by virtue of the Merger and without any action on the part of Titan, Sub or their stockholders or Carrollton or its Members:

          (a) Each Membership Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive .5499791 (the "Exchange Ratio") of a share of Titan Common Stock.

          (b) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one membership unit of the Surviving Entity.

      1.8 Exchange; Fractional Shares.

          (a) As soon as practicable after the Effective Time, each owner of Membership Units shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Titan Common Stock into which the Membership Units shall have been converted as aforesaid, in such denominations and registered in such names as such holder may request. Each holder of Membership Units who would otherwise be entitled to a fraction of a share of Titan Common Stock shall be paid an amount in cash in accordance with the provisions of Section 1.8(c). Until so exchanged, each Membership Unit shall represent solely the right to receive Titan Common Stock and cash in lieu of fractional shares, if any.

          (b) All shares of Titan Common Stock issued upon the exchange of Membership Units in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Membership Units. At and after the Effective Time, there shall be no further transfers of Membership Units that were outstanding immediately prior to the Effective Time.

          (c) No fraction of a share of Titan Common Stock shall be issued, but in lieu thereof each holder of Membership Units who would otherwise be entitled to a fraction of a share of Titan Common Stock shall be paid an amount in cash equal to the value of such fraction of a share based upon the closing sales price of Titan Common Stock, as reported on the NMS on the last day on which there is a reported trade in the Titan Common Stock prior to the date on which the Effective Time occurs. No interest shall be paid on such amount. All Membership Units held by a record holder shall be aggregated for purposes of computing the number of shares of Titan Common Stock to be issued pursuant to this Article I and cash in lieu of fractional shares payable hereunder.

          (d) None of Titan, Sub, Carrollton, the Surviving Entity or their transfer agents shall be liable to a holder of the Membership Units of Carrollton for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

          (e) As soon as practicable after the Effective Time, Titan's transfer agent shall mail and otherwise make available to each holder of Membership Units a form of letter of transmittal and instructions for use in effecting the conversion thereof and payment therefor, which letter of transmittal shall comply with all applicable rules of the NMS.

      1.9 Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Carrollton or Sub, such persons shall direct their respective officers and directors or managers, as applicable, to take all such lawful and necessary action.

      1.10 Adjustment. In the event of any stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution payable in Titan Common Stock with respect to shares of Titan Common Stock (or if a record date with respect to any of the foregoing actions should occur) during the period between the date of this Agreement and the Effective Time, then the number of shares of Titan Common Stock into which each Membership Unit is to be converted pursuant to this Agreement shall be adjusted to reflect any such action.


                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

      2.1 Representations and Warranties of Carrollton. Carrollton hereby represents and warrants to Titan that:

           (a) Organization and Qualification of Carrollton. Carrollton is duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such authority would not reasonably be expected to have a
     Material Adverse Effect.   Except as set forth in Section 2.1(a) of the
     disclosure letter delivered by Carrollton to Titan on the date hereof (the "Carrollton Disclosure Letter"), Carrollton is duly qualified to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No actions or proceedings to dissolve Carrollton are pending. Carrollton has heretofore delivered to Titan true and complete copies of Carrollton's Articles of Organization and its Operating Agreement (the "Carrollton Organizational Documents") as in existence on the date hereof.

           (b) Organization and Qualification of the Subsidiary. Except for Carrollton Resources, Corp., a Louisiana corporation (the "Carrollton Subsidiary"), Carrollton does not own, directly or indirectly, the capital stock or other securities of any corporation or partnership or have any direct or indirect equity or ownership interest in any other person.
     Section 2.1(b) of the Carrollton Disclosure Letter lists the authorized (in the case of capital stock) and outstanding capital stock or other equity interests of the Carrollton Subsidiary. The Carrollton Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana. The Carrollton Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Carrollton Subsidiary has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve the Carrollton Subsidiary are pending. All outstanding shares of capital stock of the Carrollton Subsidiary have been validly issued and are fully paid and nonassessable. No shares of capital stock or other equity interests of the Carrollton Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.

           (c)  Capitalization.

               (i) As of the date hereof there are issued and outstanding 1,636,425.6. Membership Units in Carrollton, which Membership Units represent all of the outstanding equity interests in Carrollton. The Membership Units and the holders thereof (the "Members") are as set forth in Section 2.1(c)(i) of the Carrollton Disclosure Letter. All Membership Units are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except as set forth in the Carrollton Organizational Documents, Carrollton is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its equity interests, or any agreement or arrangement providing for registration rights with respect to any Membership Units or other securities of Carrollton. At the Closing there will not be any Membership Units or other equity securities of Carrollton outstanding other than the Membership Units set forth in Section 2.1(c)(i) of the Carrollton Disclosure Letter.

               (ii) Section 2.1(c)(ii) of the Carrollton Disclosure Letter sets forth all outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of equity interests of Carrollton or any Carrollton Subsidiary, or contracts, understandings or arrangements to which Carrollton or any Carrollton Subsidiary is a party, or by which Carrollton or any Carrollton Subsidiary is or may be bound, to issue additional Membership Units or equity interests or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any Membership Units or other equity interests (collectively, the "Carrollton Options"). On or prior to the Closing, Carrollton shall take all such action necessary to cancel all of the Carrollton Options, and no holder of Carrollton Options shall have the right to acquire Membership Units or other equity securities of Carrollton as a consequence of the exercise of any Carrollton Options.

               (iii) All outstanding shares of capital stock of the Carrollton Subsidiary are owned by Carrollton, free and clear of all Encumbrances.

           (d) Authorization and Validity of Agreement. Carrollton has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Carrollton of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action (subject only, with respect to the Merger, to approval of this Agreement by its Members as provided for in Section 3.2). On or prior to the date hereof the Managers of Carrollton (the "Managers") determined to recommend approval of the Merger to the Members of Carrollton, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Carrollton and is the valid and binding obligation of Carrollton, enforceable against Carrollton in accordance with its terms.

           (e) No Approvals or Notices Required; No Conflict. Except as set forth in Section 2.1(e) of the Carrollton Disclosure Letter, neither the execution and delivery of this Agreement nor the performance by Carrollton of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Carrollton, will (i) conflict with the Carrollton Organizational Documents or the charter or bylaws of the Carrollton Subsidiary; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Carrollton or the Carrollton Subsidiary; (iii) except for (A) requirements of Federal or state securities laws, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of articles of merger in accordance with the LLLC and the DGCL, require any consent or approval of, or filing with or notice to, any Governmental Entity, domestic or foreign, under any provision of law applicable to Carrollton or the Carrollton Subsidiary; or
     (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Carrollton or the Carrollton Subsidiary under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, partnership agreement or other agreement or commitment or any order, judgment or decree to which Carrollton or the Carrollton Subsidiary is a party or by which Carrollton or the Carrollton Subsidiary or any of their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to bank loan agreements or leasing arrangements, as set forth in
     Section 2.1(e) of the Carrollton Disclosure Letter, which will be obtained prior to the Effective Time, and (C) those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No property of Carrollton or the Carrollton Subsidiary is subject to a preferential right to purchase that is applicable to the transactions contemplated by this Agreement

           (f) Financial Statements. Carrollton has delivered to Titan accurate and complete copies of (i) Carrollton's audited consolidated balance sheet as of December 31, 1996, and the related audited consolidated statements of income, members' equity and cash flows and changes in financial position for the year then ended, and the notes and schedules thereto, together with the unqualified report thereon of Arthur Andersen LLP, independent public accountants (the "Audited Financial Statements"), and (ii) Carrollton's unaudited consolidated balance sheet as of June 30, 1997 (the "Latest Balance Sheet"), and the related unaudited consolidated statements of income, members' equity and cash flows and changes in financial position for the six-month period then ended (the "Unaudited Financial
     Statements") (collectively, the "Financial Statements"). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of Carrollton and the Carrollton Subsidiary in conformity with generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, except that the Unaudited Financial Statements may not be accompanied by notes or other textual disclosure required by generally accepted accounting principles, and (iii) accurately, completely, and fairly present Carrollton's consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows and changes in financial position for the periods then ended. As of the date hereof, Carrollton has no liabilities, absolute or contingent, that may reasonably be expected to have a Material Adverse Effect on Carrollton and the Carrollton Subsidiaries that are not reflected in the Financial Statements, except (i) those incurred in the ordinary course of business consistent with past operations and not relating to the borrowing of money, and (ii) those set forth in Section 2.1(f) of the Carrollton Disclosure Letter.

           (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1997, except as contemplated by this Agreement or as set forth in Section 2.1(g) of the Carrollton Disclosure Letter, Carrollton and the Carrollton Subsidiary have conducted their business only in the ordinary and usual course, and there has not been (i) any Material Adverse Effect pertaining to Carrollton and the Carrollton Subsidiary, or any condition, event or development that reasonably may be expected to result in any such Material Adverse Effect; (ii) any material change by Carrollton in its accounting methods, principles or practices;
     (iii) any revaluation by Carrollton or the Carrollton Subsidiary of any of their assets, including, without limitation, writing down the value of properties or assets or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Carrollton or the Carrollton Subsidiary into any commitment or transaction material to Carrollton and the Carrollton Subsidiary, taken as a whole; (v) any increase in indebtedness for borrowed money; (vi) any granting of a security interest or lien on any material property or assets of Carrollton and the Carrollton Subsidiary, taken as a whole, other than Permitted Encumbrances; or (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of Carrollton or the Carrollton Subsidiary.

           (h) Litigation. Except as set forth in Section 2.1(h) of the Carrollton Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of Carrollton, overtly threatened against or affecting Carrollton or the Carrollton Subsidiary or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any Governmental Entity or before any arbitration board or panel, wherever located.

           (i) Compliance with Laws and Permits. Each of Carrollton and the Carrollton Subsidiary (i) has complied with all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, production, sales, gathering and transportation of hydrocarbons, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, product safety, and civil rights) other than violations which do not and would not reasonably be expected to have a Material Adverse Effect; (ii) has obtained and hold all material permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Entities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets; (iii) has not received any written notice, which has not been dismissed or otherwise disposed of, that it has not so complied; and (iv) has not been charged or, to the best knowledge of Carrollton, threatened with, or, to the best knowledge of Carrollton, under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of Carrollton or the Carrollton Subsidiary other than violations which do not and would not reasonably be expected to have a Material Adverse Effect.

           (j) Employees; Employee Benefit Plans.

               (i) Section 2.1(j) of the Carrollton Disclosure Letter sets forth a list of all employees of Carrollton and the Carrollton Subsidiary, as well as the title and annual compensation of each such employee.

               (ii) None of Carrollton, the Carrollton Subsidiary nor any corporation, trade, business or entity under common control with Carrollton or the Carrollton Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA.

           (k) Severance Payments. Neither Carrollton nor the Carrollton Subsidiary owes or will owe a severance payment or similar obligation to any of their respective employees, officers or Managers as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termi nation of their employment.

           (l) Taxes. All Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to Carrollton or the Carrollton Subsidiary, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Carrollton was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by Carrollton. All U.S. Federal income Tax Returns of or with respect to Carrollton or the Carrollton Subsidiary have been audited by the applicable Governmental Entity, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended December 31, 1993. There is no material claim against Carrollton or the Carrollton Subsidiary with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Carrollton or the Carrollton Subsidiary that has not been adequately provided for in reserves established by Carrollton. The total amounts set up as liabilities for current and deferred Taxes in the Financial Statements have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Carrollton and the Carrollton Subsidiary through the periods covered thereby. Carrollton and the Carrollton Subsidiary have (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes. No waiver or extension of any statute of limitations as to any federal or local Tax matter has been given by or requested from Carrollton or the Carrollton Subsidiary. Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of either Carrollton or the Carrollton Subsidiary. Neither Carrollton nor the Carrollton Subsidiary has filed consolidated income Tax Returns with any corporation, other than consolidated federal and state income Tax Returns by Carrollton, for any taxable period which is not now closed by the applicable statute of limitations. Neither Carrollton nor the Carrollton Subsidiary has any deferred intercompany gain within the meaning of Treasury Regulation
     Section 1.1502-13 or any predecessor provision.

          Following the Merger, Carrollton will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Carrollton to Members who receive cash or other property, amounts used by Carrollton to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Carrollton will be included as assets of Carrollton immediately prior to the Merger. As of the Closing Date, there is no plan or intention by the Members of Carrollton to sell, exchange or otherwise dispose of a number of shares of Titan Common Stock received in the Merger that would reduce the Carrollton Members' ownership of Titan Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Membership Units as of the same date. For purposes of this representation, Membership Units exchanged for cash or other property or exchanged in lieu of fractional shares of Titan Common Stock will be treated as outstanding Carrollton Membership Units on the date of the Merger. Moreover, the shares of Titan Common Stock or Membership Units held by the Carrollton Members and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

           (m) Books and Records. All books, records and files of Carrollton and the Carrollton Subsidiary (including those pertaining to oil and gas properties, wells and other assets, those pertaining to the production, gathering, transportation and sale of hydrocarbons, and corporate, accounting, financial and employee records) (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (ii) fairly and accurately reflect in all material respects the ownership, use, enjoyment and operation by Carrollton and the Carrollton Subsidiary of their respective assets.

           (n) Voting Requirements. The affirmative vote of the holders of 66% of the outstanding Membership Units voting together rather than separately as a class is the only vote of the holders of any class or series of the Members of Carrollton necessary to approve this Agreement and the Merger.

           (o) Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

            (i) Each of Carrollton and the Carrollton Subsidiary has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Applicable Laws pertaining to health, safety, the environment, Hazardous Material (as such term is defined in CERCLA), or Solid Wastes (as such term is defined in RCRA) (such Applicable Laws as they now exist or are hereafter enacted and/or amended are collectively, for purposes of this Agreement, called "Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, for purposes of this Section, called "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, for purposes of this Section, called "RCRA");

            (ii) Neither Carrollton nor the Carrollton Subsidiary has been notified by any Governmental Entity that any of the operations or assets of any of such persons is the subject of any investigation or inquiry by any Governmental Entity evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

            (iii) Neither Carrollton nor the Carrollton Subsidiary and, to Carrollton's knowledge, no other person has filed any notice under any federal, state or local law indicating that (i) Carrollton or the Carrollton Subsidiary is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of Carrollton or the Carrollton Subsidiary;

            (iv) Neither Carrollton nor the Carrollton Subsidiary has any material contingent liability in connection with (A) the release into the environment at or on any property now or previously owned or leased by any of such persons, or (B) storage or disposal of any Hazardous Material;

            (v) In the last six years, neither Carrollton nor the Carrollton Subsidiary has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged material violation of any Environmental Law or regarding potential material liability under any Environmental Law relating to operations or conditions or any facilities or property owned, leased or operated by any of such persons;

            (vi) No property now or previously owned, leased or operated by Carrollton or the Carrollton Subsidiary is listed on the National Priorities List pursuant to CERCLA or on any similar federal or state list as sites requiring investigation or cleanup;

            (vii) Neither Carrollton nor the Carrollton Subsidiary is directly transporting, has directly transported, is directly arranging for the transportation of, or has directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA or on any similar federal or state list or which is the subject of federal, state or local enforcement actions that may lead to material claims against such company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

            (viii) There are no sites, locations or operations at which either Carrollton or the Carrollton Subsidiary is currently undertaking any remedial or response action relating to any disposal or release of any Hazardous Material, as required by Environmental Laws; and

            (ix) All underground storage tanks and solid waste disposal facilities owned or operated by Carrollton or the Carrollton Subsidiary are used and operated in material compliance with Environmental Laws.

           (p) Insurance. All material properties and material risks of Carrollton and the Carrollton Subsidiary are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts and with such deductible amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Carrollton and the Carrollton Subsidiary. Neither

     Carrollton nor the Carrollton Subsidiary shall have any liability for retroactive price adjustments arising under such insurance coverage based on levels of actual activity during the time period of such coverage. Set forth on Section 2.1(p) of the Carrollton Disclosure Letter is a list of all (i) policies of fire, liability, casualty, life and other insurance currently in force, and (ii) the termination dates for each such policy.

           (q) Title to Oil and Gas Interests. Section 2.1(q) of the Carrollton Disclosure Letter contains a complete list of the Oil and Gas Interests of Carrollton and the Carrollton Subsidiaries. Each of the Oil and Gas Interests has the applicable "net revenue interest" and "working interest" set forth in Section 2.1(q) of the Carrollton Disclosure Letter. The title of Carrollton or the Carrollton Subsidiary to each of the Oil and Gas Interests is Defensible Title. Except as shown on Section 2.1(q) of the Carrollton Disclosure Letter, none of the Oil and Gas Interests is burdened by any production payment, net profits interest, reversionary interest or similar interest. The oil and gas leases included within the Oil and Gas Interests are in full force and effect and are not in dispute by any of the parties to such leases.

           (r) Oil and Gas Operations. Except as otherwise set forth in Section 2.1(r) of the Carrollton Disclosure Letter:

            (i) All wells included in the Oil and Gas Interests of Carrollton have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with Applicable Law, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on Carrollton.

            (ii) Proceeds from the sale of hydrocarbons produced from Carrollton's Oil and Gas Interests are being received by Carrollton in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $50,000 and held in suspense in the ordinary course of business).

           (s) Hydrocarbon Sales and Purchase Agreements. Section 2.1(s) of the Carrollton Disclosure Letter contains a complete list of the Hydrocarbon Agreements to which either Carrollton or the Carrollton Subsidiary is a party. Except as otherwise set forth in Section 2.1(s) of the Carrollton Disclosure Letter, each of the Hydrocarbon Agreements is valid, binding and in full force and effect, and no party is in material breach or default of any Hydrocarbon Agreement, and no event has occurred (including for this purpose, the execution of this Agreement or the consummation of the Merger) that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification or acceleration under any Hydrocarbon Agreement.

           (t) Intellectual Property. Carrollton and the Carrollton Subsidiary either own or have valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, seismic or seismic interpretational data, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of oil, gas, condensate and other hydrocarbons. There are no limitations contained in the agreements of the type described in the immediately preceding sentence which, upon consummation of the

     Merger, will alter or impair any such rights, breach any such agreement with any third party vendor, or require payments of additional sums thereunder. Carrollton and the Carrollton Subsidiary are in compliance in all material respects with such licenses and agreements and there are no pending or threatened claims, actions, suits or proceedings challenging or questioning the validity or effectiveness of any license or agreement relating to such property or the right of Carrollton or the Carrollton Subsidiary to use, copy, modify or distribute the same.

           (u) Financial and Commodity Hedging. Carrollton has no outstanding hydrocarbon and financial hedging positions (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date hereof.

           (v) Maintenance of Machinery. All equipment and machinery owned by Carrollton or the Carrollton Subsidiary has had reasonable and prudent maintenance upkeep and repair since the date it was acquired thereby.

           (w) Gas Imbalances; Calls on Production; Prepayments. Except as is reflected in Section 2.1(w) of the Carrollton Disclosure Letter, (i) neither Carrollton nor the Carrollton Subsidiary has received any deficiency payments under gas contracts for which any party has a right to take deficiency gas therefrom nor received any payments for production which are subject to refund or recoupment out of future production; (ii) no prepayment for hydrocarbon sales has been received by Carrollton nor the Carrollton Subsidiary for hydrocarbons which have not been delivered as of the date hereof; and (iii) no party has a call or preferential right to purchase production from any of Carrollton's or the Carrollton Subsidiary's Oil and Gas Interests.

           (x) Royalties. To the knowledge of Carrollton (after due inquiry) as to wells not operated by Carrollton or the Carrollton Subsidiary, and without qualification as to knowledge as to all wells operated by Carrollton or the Carrollton Subsidiary, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Carrollton's or the Carrollton Subsidiary's Oil and Gas Interests, have been or will be, prior to the Effective Time, properly and correctly paid or provided for in all material respects, except for those for which Carrollton or any Carrollton Subsidiary has a valid right to suspend.

           (y) Payout Balances. Except as reflected in Section 2.1(y) of the Carrollton Disclosure Letter, to the knowledge of Carrollton, and based on information given to Carrollton by third-party operators for all wells not operated by Carrollton or the Carrollton Subsidiary, the Payout Balance for any well owned by Carrollton or the Carrollton Subsidiary is properly reflected in the Carrollton Disclosure Letter as of the respective dates shown thereon. "Payout Balance(s)" means the status, as of the dates of Carrollton's calculations, of the recovery by Carrollton or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Carrollton or the Carrollton Subsidiary therein will be reduced when such amount has been recovered.

           (z) Plugging and Abandonment Liabilities. Except to the extent expressly set forth in Section 2.1(z) of the Carrollton Disclosure Letter, neither Carrollton nor the Carrollton Subsidiary has any obligation as of the date hereof under Applicable Law to plug and abandon any well.

           (aa) 1997 Exploration Activities. Section 2.1(aa) of the Carrollton Disclosure Letter sets forth a listing of all exploration and development activities in which Carrollton or the Carrollton Subsidiary has elected to participate since January 1, 1997 and with respect to which Carrollton or the Carrollton Subsidiary has expended or committed to expend $100,000 or more. Carrollton has provided Titan with full access to information (to the extent Carrollton or the Carrollton Subsidiary has such information in its possession or has access to such information) regarding the status and results of all such activities, including, without limitation, well logs, results of drill stem tests, production information and other pertinent information.

           (bb) Disclosure. All factual information heretofore furnished by Carrollton to Titan for purposes of or in connection with the transactions contemplated by this Agreement, including, without limitation, all historical production and cost information pertaining to the Oil and Gas Interests, reserve reports, maps and well logs, has been true and accurate in all material respects. All estimates furnished by Carrollton were prepared on the basis of assumptions, data, information, tests or conditions believed to be valid or accurate or to exist at the time such estimates were prepared.

           (cc) Brokerage Fees. Except as set forth in Section 2.1(cc) of the Carrollton Disclosure Letter, neither Carrollton nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby.

           (dd) Affiliated Transactions. Except as set forth in Section 2.1(dd) of the Carrollton Disclosure Letter, other than the payment of wages and salaries in accordance with the ordinary and usual payroll practices of Carrollton, there are no agreements, arrangements or understandings (written or oral, formal or informal) to which Carrollton or the Carrollton Subsidiary is a party with any current or former director, officer, employee, consultant or advisor or any affiliate of any such person by which any such person shall receive any compensation, consideration or benefit of any kind (whether cash or property) from Carrollton or the Carrollton Subsidiary.

           (ee) Accredited Investors. With the exception of not more than 35 Members of Carrollton, each Member of Carrollton (i) is an "accredited investor" as defined in Rule 501 of the rules promulgated pursuant to the Securities Act; and (ii) has such knowledge and experience in financial and business matters in general that it has the capacity to evaluate the merits and risks of an investment in the Titan Common Stock and to protect its own interest in connection with its approval of the transaction contemplated in this Agreement.

      2.2 Representations and Warranties of Titan and Sub. Titan and Sub hereby jointly and severally represent and warrant to Carrollton that:

           (a) Organization and Compliance with Law. Each of Titan and its consolidated subsidiaries (the "Titan Subsidiaries") is a corporation or partnership duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate or partnership power and corporate or partnership authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such authority would not reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries. Except as set forth in Section 2.2(a) of the disclosure letter delivered by Titan to Carrollton on the date hereof (the "1 Titan Disclosure Letter"), each of Titan and the Titan Subsidiaries is duly qualified as a foreign corporation or partnership to do business, and, to the extent applicable, is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries. Each of Titan and the Titan Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries, taken as a whole. Titan has heretofore delivered to Carrollton true and complete copies of Titan's Certificate of Incorporation, as amended (the "Titan Certificate"), and bylaws as in existence on the date hereof.

           (b)  Capitalization.

            (i) The authorized capital stock of Titan consists of 60,000,000 shares of Titan Common Stock, par value $.01 per share. As of July 31, 1997, there were issued and outstanding 33,943,543 shares of Titan Common Stock and no shares of Titan Common Stock were held as treasury shares. As of July 31, 1997, an aggregate of 4,479,320 shares of Titan Common Stock were reserved for issuance and issuable pursuant to Titan's Stock Option Plan and 1996 Incentive Plan, or upon the exercise of outstanding employee or non-employee director stock options granted under Titan's stock option plans and agreements. All issued shares of Titan Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. All shares of Titan Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person. Except as set forth in Section 2.2(b) of the Titan Disclosure Letter, Titan is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Titan.

            (ii) As of July 31, 1997, there were outstanding options to purchase 3,918,820 shares of Titan Common Stock pursuant to the plans referenced in Section 2.2(b)(i) above (the "Titan Options"). Other than as set forth in Section 2.2(b) of the Titan Disclosure Letter, as set forth in this Section 2.2(b) and except for issuances contemplated by this Agreement in connection with the Merger, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Titan outstanding (other than Titan Common Stock issued pursuant to the exercise of Titan Options as described herein) or (B) except for options granted pursuant to any of the plans referenced above, outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Titan, or contracts, understandings or arrangements to which Titan is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

               (iii) Except as set forth in Section 2.2(b) of the Titan Disclosure Letter, all outstanding shares of capital stock of the Titan Subsidiaries are owned by Titan, a wholly-owned subsidiary of Titan or individuals who hold nominal quantities of shares on behalf of Titan or such a subsidiary as director's qualifying shares, free and clear of all Encumbrances which would reasonably be expected to have a Material Adverse Effect.

               (iv) As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable and are owned by Titan.

           (c) Authorization and Validity of Agreement. Titan and Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by Titan and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Titan and Sub and is the valid and binding obligation of Titan and Sub, enforceable against Titan and Sub in accordance with its terms.

           (d) No Approvals or Notices Required; No Conflict with Instruments to which Titan or any of the Titan Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by Titan or Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Titan and Sub, will (i) conflict with the Titan Certificate or the bylaws of Titan or the charter or bylaws of any of the Titan Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Titan or any of the Titan Subsidiaries; (iii) except for (A) requirements of Federal or state securities laws, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger by Carrollton and Sub in accordance with the LLLC and the DGCL, require any consent or approval of, or filing with or notice to, any Governmental Entity, domestic or foreign, under any provision of law applicable to Titan or any of the Titan Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Titan or any of the Titan Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Titan or any of the Titan Subsidiaries is a party or by which Titan or any of the Titan Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to bank loan agreements, as set forth in Section 2.2(d) of the Titan Disclosure Letter, which will be obtained prior to the Effective Time, and (C) those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

           (e) Commission Filings; Financial Statements. Titan and each of the Titan Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Titan with the Commission since December 13, 1996, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Titan Commission Filings". Titan has heretofore delivered to Carrollton copies of the Titan Commission Filings. As of the respective dates of their filing with the Commission, the Titan Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          All material contracts of Titan and the Titan Subsidiaries have been included in the Titan Commission Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the Commission.

          Each of the consolidated financial statements (including any related notes or schedules) included in the Titan Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Titan and the Titan Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, Titan has no liabilities, absolute or contingent, that may reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries that are not reflected in the Titan Commission Filings, except (i) those incurred in the ordinary course of business consistent with past operations and not relating to the borrowing of money, and (ii) those set forth in Section 2.2(e) of the Titan Disclosure Letter.

           (f) Litigation. Except as disclosed in the Titan Commission Filings or as set forth in Section 2.2(f) of the Titan Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of Titan, overtly threatened against or affecting Titan or any of the Titan Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any Governmental Entity, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries, or that involve the risk of criminal liability.

           (g) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

           (h) Disclosure. All factual information heretofore furnished by Titan to Carrollton for purposes of or in connection with the transactions contemplated by this Agreement has been true and accurate in all material respects. All estimates furnished by Titan were prepared on the basis of assumptions, data, information, tests or conditions believed to be valid or accurate or to exist at the time such estimates were prepared.

           (i) Brokerage Fees. Neither Titan nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby.


                                  ARTICLE III

              COVENANTS OF CARROLLTON PRIOR TO THE EFFECTIVE TIME

      3.1 Conduct of Business by Carrollton Pending the Merger. Carrollton covenants and agrees that, from the date of this Agreement until the Effective Time, unless Titan shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in Section 3.1 of the Carrollton Disclosure Letter:

          (a) the business of Carrollton and the Carrollton Subsidiary shall be conducted only in, and Carrollton and the Carrollton Subsidiary shall not take any action except in, the ordinary course of business and consistent with past practice;

          (b) Carrollton shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit the Carrollton Subsidiary to issue, sell, pledge, dispose of or encumber, (A) any Membership Units or any equity interests of any kind of Carrollton or the Carrollton Subsidiary or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of Carrollton or the Carrollton Subsidiary;
     (ii) amend or propose to amend the Carrollton Organizational Documents or the charter or bylaws of the Carrollton Subsidiary; (iii) split, combine or reclassify any outstanding equity interests or declare, set aside or pay any distribution payable in cash, stock, property or otherwise with respect to its Membership Units or equity equivalents, whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit the Carrollton Subsidiary to redeem, purchase or acquire or offer to acquire, any of their Membership Units or other securities or equity equivalents; (v) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(b); (vi) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any manager, officer or employee; (vii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase in any manner the compensation or fringe benefits of any manager, officer or employee; or (viii) pay to any manager, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;

          (c) Carrollton shall use its reasonable efforts (i) to preserve intact the business organization of Carrollton and the Carrollton Subsidiary; (ii) to maintain in effect any authorizations or similar rights of Carrollton and the Carrollton Subsidiary; (iii) to keep available the services of its and their current officers and key employees; (iv) to preserve the goodwill of those having business relationships with it and the Carrollton Subsidiary; (v) to maintain and keep its properties and the properties of the Carrollton Subsidiary in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and the Carrollton Subsidiary;

          (d) Except as set forth in Section 2.1(aa) of the Carrollton Disclosure Letter, Carrollton shall not without the prior written approval of Titan make or agree to make, or permit the Carrollton Subsidiary to make or agree to make, new capital expenditures that in the aggregate exceed $50,000, unless in Carrollton's good faith judgment, emergency circumstances require such an expenditure in order to preserve the value of Carrollton's assets or to avoid substantial risk of loss to Carrollton and Carrollton immediately advises Titan in writing of the expenditure;

          (e) Carrollton shall, and shall cause the Carrollton Subsidiary to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a Material Adverse Effect on Carrollton and the Carrollton Subsidiary, and except for such obligations as Carrollton or the Carrollton Subsidiary in good faith may dispute;

          (f) neither Carrollton nor the Carrollton Subsidiary shall acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or Membership Units, equity interests or any assets that in the aggregate are material to Carrollton and the Carrollton Subsidiary, taken as a whole;

          (g) neither Carrollton nor the Carrollton Subsidiary shall acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

          (h) neither Carrollton nor the Carrollton Subsidiary shall amend any Tax Return or make any Tax election or settle or compromise any federal, state, local, or foreign Tax liability material to Carrollton and the Carrollton Subsidiary taken as a whole;

          (i) neither Carrollton nor the Carrollton Subsidiary shall pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in Carrollton's Financial Statements or incurred since June 30, 1997 in the ordinary course of business consistent with past practice;

          (j) neither Carrollton nor the Carrollton Subsidiary shall enter into any lease, contract, agreement, commitment, arrangement, or transaction (including any financial or commodity hedging transaction) outside the ordinary course of business consistent with past practice;

          (k) neither Carrollton nor the Carrollton Subsidiary shall amend, modify, or change in any material respect any existing lease, contract, or agreement, other than in the ordinary course of business consistent with past practice;

          (l) neither Carrollton nor the Carrollton Subsidiary shall waive, release, grant, or transfer any rights of value, other than in the ordinary course of business consistent with past practice;

          (m) Carrollton shall not, and shall not permit the Carrollton Subsidiary to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Carrollton promptly shall advise Titan orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on Carrollton and the Carrollton Subsidiary; and

          (n) neither Carrollton nor the Carrollton Subsidiary shall authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

      3.2 Vote of Members of Carrollton. Carrollton shall promptly take all action reasonably necessary in accordance with the LLLC and the Carrollton Organizational Documents, as well as state and federal securities laws, to cause its Members to consider and vote upon the adoption and approval of this Agreement. The Carrollton Managers (a) shall recommend at such meeting that the Members of Carrollton vote to adopt and approve this Agreement; and (b) shall take all action reasonably necessary to secure a vote of its Members in favor of the adoption and approval of this Agreement. Carrollton's materials for soliciting the vote of its Members shall be ready for mailing to the Members on or before November 11, 1997.

      3.3 No Solicitation. From and after the date of this Agreement, neither Carrollton nor the Carrollton Subsidiary shall, directly or indirectly, through any officer, manager, employee, affiliate, representative or agent (including without limitation attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives") of Carrollton or the Carrollton Subsidiary, (i) solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding (A) any merger, tender offer, sale of Membership Units or other securities or equity equivalents, or similar business transactions involving Carrollton or the Carrollton Subsidiary, or (B) any sale of all or substantially all the assets of Carrollton and the Carrollton Subsidiary (any of the foregoing transactions being referred to herein as a "Carrollton Acquisition Proposal") or (ii) participate in any discussion or negotiations, or provide third parties with any information, relating to an inquiry or proposal regarding a Carrollton Acquisition Proposal other than to notify any such party that it is engaged in the transactions contemplated by this Agreement and will not engage in any further communications with any such party. Without limitation of the foregoing, Carrollton shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Carrollton or any Carrollton Representatives with respect to any Carrollton Acquisition Proposal existing on the date hereof.

      3.4 Affiliates' Agreements. Prior to the Closing Date, Carrollton shall deliver to Titan a letter identifying all persons whom it believes are, at the time this Agreement is submitted for approval to the stockholders of Carrollton, "affiliates" of Carrollton for purposes of Rule 145 under the Securities Act. Carrollton shall use its reasonable efforts to cause each such person to deliver to Titan on or prior to the

Closing Date a written agreement substantially in the form of Exhibit A. Titan shall not be required to maintain the effectiveness of the Registration Statement (as defined below) for the purpose of resale by Members of Carrollton who may be "affiliates" pursuant to Rule 145 under the Securities Act.

      3.5 Access to Information; Confidentiality. Between the date hereof and the Effective Time, Carrollton (i) shall give Titan and Sub and their respective authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to all employees, all plants, offices, properties and other facilities, and all books and records, of Carrollton and the Carrollton Subsidiary, (ii) shall permit Titan and Sub and their respective authorized representatives to make such inspections as they may reasonably require, and (iii) shall cause Carrollton's officers to furnish Titan and Sub and their respective authorized representatives with such financial and operating data and other information with respect to Carrollton and the Carrollton Subsidiary as Titan or Sub may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of Carrollton contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that Carrollton shall have the right to have a representative present at all times of any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of Carrollton or its affiliates or representatives.


                                  ARTICLE IV

                COVENANTS OF TITAN PRIOR TO THE EFFECTIVE TIME

      4.1 Conduct of Business by Titan Pending the Merger. Titan covenants and agrees that, from the date of this Agreement until the Effective Time, unless Carrollton shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

          (a) Titan shall not directly or indirectly split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding;

          (b) Titan shall not, and shall not permit any of the Titan Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Titan promptly shall advise Carrollton orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on Titan and the Titan Subsidiaries; and

          (c) neither Titan nor any of the Titan Subsidiaries shall authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

      4.2 Registration Statement. Titan has filed a registration statement (the "Registration Statement") on Form S-4 with the Commission under the Securities Act with respect to the offering, sale and delivery of shares of Titan Common Stock that may be offered and issued in acquisitions of other businesses in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act; and Titan will use its reasonable efforts to issue pursuant to such Registration Statement the shares of Titan Common Stock to be issued pursuant to the Merger; provided that Titan is relying on paragraph 2(a) of the Commission's no-action letter to Service Corporation International dated October 31, 1985. Subject to the immediately foregoing proviso, Titan agrees that the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading (except with respect to information concerning Carrollton and the Carrollton Subsidiary furnished by or on behalf of Carrollton specifically for use therein, for which information Carrollton shall be responsible). Titan will advise Carrollton in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

      4.3 Reservation of Titan Stock. Titan shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of Titan Common Stock as may be issuable upon consummation of the Merger.



                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

      5.1 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Carrollton and Titan shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and
(iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

      5.2 Notification of Certain Matters. Carrollton shall give prompt notice to Titan, and Titan shall give prompt notice to Carrollton, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, and (ii) any material failure of Carrollton or Titan, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      5.3 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

      5.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that if this Agreement shall have been terminated pursuant to Section
7.1 as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party shall pay the costs and expenses of the other parties in connection with the transactions contemplated by this Agreement.

      5.5 Indemnification. From and after the Effective Time, Titan and the Surviving Entity shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, manager or employee of Carrollton or any of the Carrollton Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Carrollton or the Carrollton Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including without limitation all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to acts or omissions, or alleged acts or omissions, by him in his capacity as an officer or director of Carrollton, which acts or omissions occurred prior to the Effective Time; provided, however, that Titan shall be under no obligation to indemnify any Indemnified Party pursuant to this Section 5.5 except to the extent such Indemnified Party was entitled to indemnification from Carrollton (pursuant to applicable law or contract) immediately prior to the Effective Time. The procedures associated with such indemnification shall be the same as those associated with the Indemnified Parties' indemnification from Carrollton, as the case may be, immediately prior to the Effective Time (provided, however, that Titan shall be under no obligation to deposit trust funds pursuant to any "change-in-control" or similar provisions). Carrollton hereby agrees that, from and after the date hereof until the Effective Time, it will not amend, modify or otherwise alter any contractual provision under which any Indemnified Party is entitled to indemnification from Carrollton at the time the execution of this Agreement. The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and his representatives.

      5.6 Carrollton Employees. After the Effective Time, it is expected that Titan may, in its sole discretion, offer employment to, or cause Carrollton to continue the employment of, the employees of Carrollton (the "Retained Employees"); provided, however, that Titan shall have no obligation to retain any of the employees of Carrollton. Titan shall provide the Retained Employees with the same benefits that accrue to employees of Titan.

      5.7 Tax Treatment. Each of Titan and Carrollton undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Code.

      5.8 HSR Act Notification. To the extent required by the HSR Act, each of the parties hereto shall (i) file or cause to be filed, as promptly as practicable but in no event later than ten days after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and
(ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act.

      5.9 Public Announcements. Except as may be required by applicable law, neither Titan and Sub, on the one hand, nor Carrollton, on the other, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld). Any such press release or public statement required by applicable law shall only be made after reasonable notice to the other party.

      5.10 Indemnification of Brokerage. Carrollton, on the one hand, and Titan, on the other, shall indemnify and hold each other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Carrollton or Titan, as the case may be, and shall bear the cost of legal fees and expenses incurred in defending against any such claim.


                                  ARTICLE VI

                                  CONDITIONS

      6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement shall have been approved by the requisite vote of the Members of Carrollton;

          (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) Other than suits to enforce this Agreement, there shall not be (i) any effective injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Entity of competent jurisdiction directing that any aspect of the Merger not be consummated, or
     (ii) any action, suit or proceeding pending or threatened in writing in which it is or may be sought to prohibit, substantially delay or rescind this Agreement or any aspect of the Merger or to obtain an award of damages in connection with the Merger and which, in the good faith judgment of any of the parties, is material;

          (d) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other Governmental Entity, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with Applicable Laws, the failure to comply with which would reasonably be expected to have a Material Adverse Effect on Titan, the Surviving Entity and their subsidiaries, taken as a whole after consummation of the Merger; and

          (e) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would reasonably be expected to have a Material Adverse Effect on Titan, the Surviving Entity and their subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained.

      6.2 Additional Conditions to Obligations of Titan. The obligation of Titan to effect the Merger is, at the option of Titan, also subject to the fulfillment at or prior to the Closing Date (unless an earlier date is provided herein) of the following conditions:

          (a) The representations and warranties of Carrollton contained in
     Section 2.1 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Carrollton and/or the Carrollton Subsidiaries on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Carrollton shall have been delivered to Titan;

          (b) Since the date of this Agreement, no Material Adverse Effect pertaining to Carrollton and the Carrollton Subsidiary (taken as a whole) shall have occurred, and Carrollton and the Carrollton Subsidiary (taken as a whole) shall not have suffered any damage, destruction or loss materially and adversely affecting the properties or business of Carrollton and the Carrollton Subsidiaries, taken as a whole, and Titan shall have received a certificate signed by the chief executive officer of Carrollton dated the Closing Date to such effect;

          (c) Carrollton shall have received, and furnished written copies to Titan of, the Carrollton affiliates' agreements pursuant to Section 3.4;

          (d) Titan shall have received from Phelps Dunbar, L.L.P., counsel to Carrollton, an opinion dated the Closing Date covering the matters set forth in Exhibit B; and

          (e) Carrollton shall have substantially complied in all material respects with all recommendations set forth on pages 19 and 20 of that certain "Environmental Site Assessment of Oil and Gas Production Located in Louisiana Operated by Carrollton Resources Corporation and Resources Acquisition Corporation" prepared by Highlander Environmental Corp. dated as of September, 1997.

          (f) Carrollton shall have taken all action necessary to cancel all of the Carrollton Options, and no holder of Carrollton Options shall have acquired Membership Units or other equity securities of Carrollton as a consequence of the exercise of any Carrollton Options.

      6.3 Additional Conditions to Obligations of Carrollton. The obligation of Carrollton to effect the Merger is, at the option of Carrollton, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of Titan and Sub contained in
     Section 2.2 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Titan on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Titan shall have been delivered to Carrollton;

          (b) Since the date of this Agreement, no Material Adverse Effect pertaining to Titan and the Titan Subsidiaries shall have occurred, and Titan and the Titan Subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the properties or business of Titan and the Titan Subsidiaries, taken as a whole, and Carrollton shall have received a certificate signed by the chief executive officer of Titan dated the Closing Date to such effect;

          (c) Carrollton shall have received from Thompson & Knight, P.C., counsel to Titan, an opinion dated the Closing Date covering the matters set forth in Exhibit C;

          (d) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission; and

          (e) The shares of Titan Common Stock issuable upon consummation of the Merger shall have been approved for listing on the NMS or other national securities exchange or automated quotation system, subject to official notice of issuance.


                                  ARTICLE VII

                                 MISCELLANEOUS

      7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Titan or the stockholders of Carrollton:

          (a) by mutual consent of Titan and Carrollton;

          (b) by either Titan or Carrollton if the Merger has not been effected on or before January 31, 1998;

          (c) by Titan if the condition set forth in Section 6.2(e) or Section 6.2(f) is not satisfied;

          (d) by either Titan or Carrollton if a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

          (e) by either Titan or Carrollton if the required approval of the Members of Carrollton is not received;

          (f) by Titan if (i) since the date of this Agreement there has been a Material Adverse Effect pertaining to Carrollton and the Carrollton Subsidiary, or (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by Carrollton which breach has not been cured within five business days following receipt by Carrollton of notice of such breach; or

          (f) by Carrollton if (i) since the date of this Agreement there has been a Material Adverse Effect pertaining to Titan and the Titan Subsidiaries, or (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by Titan which breach has not been cured within five business days following receipt by Titan of notice of such breach.

      7.2 Effect of Termination.

          (a) In the event of any termination of this Agreement pursuant to
     Section 7.1, (i) the provisions of Sections 5.4 and 5.10 shall survive any such termination, and (ii) such termination shall not relieve any party from liability for any breach of this Agreement.

          (b) In the event that either Titan or Carrollton terminates this Agreement pursuant to Section 7.1(b) (and the conditions to closing set forth in Sections 6.1 and 6.3 (other than Sections 6.3(c), 6.3(d) and 6.3(e)) have otherwise been satisfied) or Sections 7.1(d), 7.1(e) or 7.1(f)(ii) and (i) after the date of this Agreement but at or before the time this Agreement is terminated there shall have been a Carrollton Acquisition Proposal proposed to Carrollton and (ii) any Carrollton Acquisition Proposal (whether the same or different from the one referenced in clause (i)) is consummated at any time within one year after the date of this Agreement, then Carrollton shall promptly pay to Titan the sum of $500,000 upon the consummation of any such Carrollton Acquisition Proposal.

          (c) If this Agreement is terminated pursuant to Section 7.1(e) because of the failure of Carrollton to secure the approval of its Members as required under Section 3.2 and the conditions to closing set forth in Sections 6.1 and 6.3 (other than Sections 6.3(c), 6.3(d) and 6.3(e)) have otherwise been satisfied, then Carrollton shall promptly, but in no event later than five business days after written request by Titan, pay to Titan an amount equal to $100,000 in immediately available funds as reimbursement for an agreed upon estimate of Titan's out-of-pocket fees and expenses incurred in connection with the transactions contemplated hereby; provided, however, that if Carrollton shall be obligated to make any payment to Titan pursuant to Section 7.2(b), then Carrollton shall be entitled to offset from any amount due under Section 7.2(b) any amount paid to Titan pursuant to this Section 7.2(c).

      7.3 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders or members are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the Members of Carrollton, this Agreement may be amended only as may be permitted by applicable provisions of the LLLC and the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

      7.4 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the terms of Article I, the second paragraph of Section 2.1(l), Sections 5.5, 5.6, 5.7, 5.9 and 5.10, Article VII, and the agreements of the "affiliates" of Carrollton delivered pursuant to Section 3.4.

      7.5 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

      7.6 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by expedited courier service, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

          if to Carrollton:      Carrollton Resources, L.L.C.
                                 8440 Jefferson Highway, Suite 302
                                 Baton Rouge, Louisiana 70809
                                 Attention: John R. Howard, Jr.

          with a copy to:        Phelps Dunbar, L.L.P.
                                 Texaco Center
                                 400 Poydras Street
                                 New Orleans, Louisiana 70130-3245
                                 Attention: Virginia Boulet

          if to Titan:           Titan Exploration, Inc.
                                 500 West Texas, Suite 500
                                 Midland, Texas 79701
                                 Attention: Jack D. Hightower
          with a copy to:        Thompson & Knight, P.C.
                                 1700 Pacific Avenue, Suite 3300
                                 Dallas, Texas 75201
                                 Attention:  Jeffrey A. Zlotky

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.6. Such notices shall be effective, (i) if delivered in person or by expedited courier service, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

      7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Texas without giving effect to the principles of conflicts of law thereof.

      7.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

      7.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      7.10 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

      7.11 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Section 5.5 and Section 5.6.

      7.12  Disclosure Letters.

          (a) The Carrollton Disclosure Letter, executed by Carrollton as of the date hereof, and delivered to Titan on the date hereof, contains all disclosure required to be made by Carrollton under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Carrollton Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

          (b) The Titan Disclosure Letter, executed by Titan as of the date hereof, and delivered to Carrollton on the date hereof, contains all disclosure required to be made by Titan under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Titan Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

                                 ARTICLE VIII

                                  DEFINITIONS

      8.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Article:

          "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

          "Commission" shall mean the Securities and Exchange Commission.

          "Defensible Title" means, as of the date set forth in the Carrollton Disclosure Letter and as to each Oil and Gas Interest, such title that:

          (i) Is defensible by Carrollton or the Carrollton Subsidiary, as applicable, against the claims of all other persons; and

          (ii) Entitles Carrollton or the Carrollton Subsidiary, as applicable, to receive not less than the net revenue interest for such Oil and Gas Interest as described in the Carrollton Disclosure Letter as the "Net Revenue Interest" with respect to such Oil and Gas Interests; and

          (iii) Obligates Carrollton or the Carrollton Subsidiary, as applicable, to pay costs and expenses relating to such Oil and Gas Interest in an amount not greater than the "Working Interest" as described in the Carrollton Disclosure Letter with respect to such Oil and Gas Interest; and

          (iv) Except for Permitted Encumbrances, is free and clear of any Encumbrance.

          "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Hydrocarbon Agreement" means any of the following:

          (i) "Hydrocarbon Purchase Agreement," which means any sales agreement, purchase contract or marketing agreement that is currently in effect and under which Carrollton or a Carrollton Subsidiary is a buyer of hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm's-length contract for the same term with an unaffiliated third party seller, and which do not obligate the purchaser to take any specified quantity of hydrocarbons or to pay for any deficiencies in quantities of hydrocarbons not taken).

          (ii) "Hydrocarbon Sales Agreement," which means any sales agreement, purchase contract or marketing agreement that is currently in effect and under which any of Carrollton or a Carrollton Subsidiary is a seller of hydrocarbons (other than "spot" sales agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, and which provide for a price not less than the market value price that would be received pursuant to an arms'-length contract for the same term with an unaffiliated third party purchaser).

          (iii) "Hydrocarbon Support Agreement," which means any gathering, transportation, treatment, compression, processing or similar agreement that is currently in effect and to which Carrollton or a Carrollton Subsidiary is a party (other than gathering, transportation, treatment, compression, processing and similar agreements that have been entered into in the ordinary course of business and which contain market value prices and terms of the type found in gathering, transportation, treatment, compression, processing and similar agreements entered into between unaffiliated parties in arm's-length transactions).

          "Material Adverse Effect" means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations, condition (financial or otherwise), or prospects of (A) Carrollton and the Carrollton Subsidiaries, or (B) Titan or the Titan Subsidiaries, as applicable, considered as a whole, or (ii) to the ability of Carrollton or Titan, as applicable, to perform on a timely basis any material obligation of Carrollton or Titan, respectively, under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith; provided, however, that the drilling of a dry hole with respect to any drilling project set forth in Section 2.1(aa) of the Carrollton Disclosure Letter or otherwise approved by Titan between the date of this Agreement and the Effective Time, and the depletion or cessation of production of an existing well in the ordinary course of business shall not be deemed to give rise to a Material Adverse Effect.

          "NMS" means the NASDAQ National Market System.

          "Oil and Gas Interest(s)" means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and
     (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

          "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business, (ii) requirements for consent to assignment and other encumbrances of a similar nature which are part of contracts customarily used in the oil and gas industry, (iii) Encumbrances for Taxes not yet payable, (iv) Encumbrances and imperfections of title, including servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; easements for streets, alleys, highways, pipelines, power lines, telephone lines and railways, and other assessments and rights-of-way, and all other liens, in each case listed in this subsection (iv) that (A) do not arise in connection with or secure indebtedness for money borrowed or owed or the extension of credit,
     (B) do not materially detract from the value of the Oil and Gas Interests subject thereto or affected thereby or otherwise materially impair the Property or operations being conducted thereon or therewith, so a reasonably prudent operator engaged in the oil and gas industry with knowledge of the facts and circumstances and the legal effect thereon would accept title to such Oil and Gas Interests subject to such detractions, interferences or impairments or (C) do not reduce the net revenue interest or increase the working interest shown for the affected Oil and Gas Interests on the Carrollton Disclosure Letter, and (v) any other Encumbrances to the extent expressly set forth in Section 8.1 of the Carrollton Disclosure Letter.

          "person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local taxing authority, including any interest, penalties, or additions attributable thereto.

          "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

      8.2 Certain Additional Defined Terms. In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in
Section 8.1, the following terms are used in this Agreement as defined in the pages set forth opposite such terms:

            TERM                                               PAGE
            ----                                               ----

Agreement.......................................................  1
Audited Financial Statements....................................  6
Carrollton......................................................  1
Carrollton Acquisition Proposal................................. 19
Carrollton Disclosure Letter....................................  4
Carrollton Options..............................................  5
Carrollton Organizational Documents.............................  4
Carrollton Subsidiary...........................................  4
Closing.........................................................  2
Closing Date....................................................  2
Code............................................................  1
DGCL............................................................  1
Effective Time..................................................  2
Exchange Ratio..................................................  3
Financial Statements............................................  6
Indemnified Parties............................................. 22
Latest Balance Sheet............................................  6
LLLC............................................................  1
Managers........................................................  5
Members.........................................................  5
Membership Units................................................  1
Merger..........................................................  1
Registration Statement.......................................... 20
Representatives................................................. 19
Retained Employees.............................................. 22
Sub.............................................................  1
Surviving Entity................................................  1
Titan...........................................................  1
Titan Certificate............................................... 14
Titan Commission Filings........................................ 16
Titan Common Stock..............................................  1
Titan Disclosure Letter......................................... 14
Titan Options................................................... 14
Titan Subsidiaries.............................................. 13
Unaudited Financial Statements..................................  6

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                    TITAN EXPLORATION, INC.



                                    By:/s/ Jack D. Hightower
                                       ---------------------
                                         Jack D. Hightower
                                         President


                                    TITAN BAYOU BENGAL HOLDINGS, INC.



                                    By:/s/ Jack D. Hightower
                                       ---------------------
                                         Jack D. Hightower
                                         President


                                    CARROLLTON RESOURCES, L.L.C.



                                    By:/s/ John R. Howard, Jr.
                                       -----------------------
                                         John R. Howard, Jr.
                                         President